Exhibit 23.3

CONSENT OF QUALIFIED PERSON

NewFields Mining Design & Technical Services, LLC (the “Expert”), in connection with the Form 6-K dated as of the date of this consent, filed by Guardian Metal Resources PLC (the “Company”) and any amendments and/or exhibits thereto (collectively, the “Form 6-K”) disclosing the Pre-Feasibility Study for the Company’s Pilot Mountain Tungsten Project (the “PFS”), consents to:

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the public filing and use of the PFS, effective as of the date of this consent, that was prepared by the Expert and in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”), as an exhibit to and/or referenced in the Form 6-K.

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the use of and references to the Expert, including its status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 6-K and the PFS. and

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the information derived, summarized, quoted or referenced from the PFS, or portions thereof, that was prepared by the Expert, that the Expert supervised the preparation of and/or that was reviewed and approved by the Expert, that is included or incorporated by reference in the Form 6-K.

Dated: June 30, 2026

/s/ Adrien K. Butler
Adrien K. Butler, P.E.
NewFields Mining Design & Technical Services, LLC
9540 Maroon Circle, Suite 300
Englewood, Colorado 80112
Senior Project Manager, Partner

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